EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm......................F-1

Consolidated Balance Sheet as of December 31, 2005...........................F-2

Consolidated Statements of Operations for the Years Ended December 31,
2005 and 2004................................................................F-4

Consolidated Statements of Stockholders' Equity/(Deficiency) for the
Years Ended December 31, 2005 and 2004.......................................F-5

Consolidated Statements of Cash Flows for the Years Ended December 31,
2005 and 2004................................................................F-6

Notes to Consolidated Financial Statements...................................F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Simtrol, Inc.

We have audited the accompanying consolidated balance sheet of Simtrol, Inc. and Subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity/(deficiency) and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Simtrol, Inc. and Subsidiaries as of December 31, 2005, and the consolidated results of their operations and their cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has not achieved a sufficient level of revenues to support its business and has suffered recurring losses from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Marcum & Kliegman LLP

New York, New York
February 17, 2006
Except for footnote 11, to which the date is February 23, 2006

                         SIMTROL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2005

                                     ASSETS

CURRENT ASSETS
   Cash and cash equivalents                                          $  297,751
   Accounts receivable                                                     2,893
   Prepaid expenses and other current assets                              16,630
                                                                      ----------

      Total Current Assets                                               317,274

PROPERTY AND EQUIPMENT, net                                               21,364
                                                                      ----------

TOTAL ASSETS                                                          $  338,638
                                                                      ==========

The accompanying notes are an integral part of these consolidated financial statements.

                         SIMTROL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2005

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
   Accounts payable                                                   $    151,467
   Accrued expenses                                                         55,986
   Dividend payable on default of convertible preferred stock              371,250
   Deferred revenue                                                         19,144
   Affiliate payable                                                        12,000
                                                                      ------------

       Total Current Liabilities                                           609,847
                                                                      ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
   Preferred stock, $.00025 par value; 800,000 shares authorized:
   450,000 shares of Series A Convertible Preferred Stock designated
   issued and outstanding; liquidation value $1,350,000                        113
   Common stock, authorized 40,000,000 shares of
     $.001 par value; 3,755,684 shares issued and outstanding                3,756
   Additional paid-in capital                                           63,641,158
   Accumulated deficit                                                 (63,916,236)
                                                                      ------------

       Total Stockholders' Equity
                                                                          (271,209)
                                                                      ------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                        $    338,638
                                                                      ============

The accompanying notes are an integral part of these consolidated financial statements.

                         SIMTROL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2005 and 2004

                                                           2005            2004
                                                      -------------   -------------
Revenues:
  Software licenses                                   $      67,418   $     473,210
  Service                                                    57,228          92,660
                                                      -------------   -------------
      Total revenues                                        124,646         565,870
                                                      -------------   -------------
Cost of revenues
  Software licenses                                           1,037          84,023
  Service                                                     3,796           2,069
                                                      -------------   -------------
      Total cost of revenues                                  4,833          86,092
                                                      -------------   -------------
      Gross profit                                          119,813         479,778
                                                      -------------   -------------

Operating expenses
   Selling, general and administrative                    1,060,926         936,446
   Research and development                                 437,374         452,002
                                                      -------------   -------------

   Total operating expenses                               1,498,300       1,388,448

     Loss from operations                                (1,378,487)       (908,670)
                                                      -------------   -------------

Other income/(expenses):
  Other income/(expense), primarily finance charges          12,435        (460,789)
  Debt conversion expense                                        --        (245,643)
  Gain on extinguishments of debt                                --         716,299
                                                      -------------   -------------
Total other income/(expense)                                 12,435           9,867

        Net loss                                      $  (1,366,052)  $    (898,803)
        Dividend on covenant default of convertible
        preferred stock                                     371,250              --
        Deemed preferred dividend                           624,918              --
                                                      -------------   -------------
Net loss attributable to common shareholders          $  (2,362,220)  $    (898,803)
                                                      =============   =============
Net loss per common share-basic and diluted           $       (0.63)  $       (0.30)
                                                      =============   =============

Weighted average number of common shares outstanding      3,730,650       3,015,811
                                                      =============   =============

The accompanying notes are an integral part of these consolidated financial statements.

                         SIMTROL, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/(DEFICIENCY)
                 For the Years Ended December 31, 2005 and 2004

                                                     --------------------------------------------------
                                                                                     Preferred Stock
                                                            Common stock
                                                     --------------------------------------------------
                                                      Number of                 Number of
                                                      Shares(1)    Par value      Shares     Par value
                                                     -----------  -------------------------------------

Balance, January 1, 2004                               2,334,118        2,334         --           --

Net Loss for the period
Debt conversion expense
Beneficial conversion feature of convertible debt
Warrants issued with convertible debt
Issuance of common stock in private placements, net      915,104          915
Conversion of convertible debt                           463,692          464
Warrant value issued to placement agent
                                                     -----------  -------------------------------------
Balance, December 31, 2004                             3,712,914  $     3,713         --           --

Net Loss for the period
Issuance of common stock for IR services                  10,000           10
Issuance of convertible preferred stock in private
     placements, net                                                               450,000          113
Dividend payable on covenant default of convertible
     preferred stock
Issuance of common stock to directors                     32,770           33
                                                     -----------  -------------------------------------
Balance, December 31, 2005                             3,755,684  $     3,756      450,000  $       113
                                                     ===========  =====================================

                                                       Additional
                                                        Paid-in       Accumulated
                                                        capital         deficit          Total
                                                     -------------   -------------   -------------

Balance, January 1, 2004                                59,709,692     (61,651,381)     (1,939,355)

Net Loss for the period                                                   (898,803)       (898,803)
Debt conversion expense                                    245,643                         245,643
Beneficial conversion feature of convertible debt           91,202                          91,202
Warrants issued with convertible debt                      127,242                         127,242
Issuance of common stock in private placements, net      1,536,548                       1,537,463
Conversion of convertible debt                           1,003,841                       1,004,305
Warrant value issued to placement agent                    101,400                         101,400
                                                     -------------   -------------   -------------
Balance, December 31, 2004                           $  62,815,568   $ (62,550,184)  $     269,097

Net Loss for the period                                                 (1,366,052)     (1,366,052)
Issuance of common stock for IR services                     7,890                           7,900
Issuance of convertible preferred stock in private
     placements, net                                     1,162,283                       1,162,396
Dividend payable on covenant default of convertible
     preferred stock                                      (371,250)                       (371,250)
Issuance of common stock to directors                       26,667                          26,700
                                                     -------------   -------------   -------------
Balance, December 31, 2005                           $  63,641,158   $ (63,916,236)  $    (271,209)
                                                     =============   =============   =============

      (1) Restated to reflect the 1:10 reverse stock split effected May 7, 2004. The accompanying notes are an integral part of these consolidated financial statements.

                         SIMTROL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 2005 and 2004

                                                                                     2005             2004
                                                                                --------------   --------------
Cash flows from operating activities:
   Net loss                                                                     $   (1,366,052)  $     (898,803)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                     36,086          111,782
      Common stock issued to board members                                              26,700             --
      Allowance for uncollectible accounts                                                --            (22,120)
      Interest expense-deferred financing costs                                           --            195,400
      Interest expense-non-cash beneficial conversion feature of
        convertible debt                                                                  --            297,749
      Gain on debt extinguishments                                                        --           (716,299)
      Debt conversion expense                                                             --            245,643
      Changes in operating assets and liabilities:
        Accounts receivable                                                             17,431           51,338
        Prepaid expenses and other current assets                                          235          (16,865)
        Other assets                                                                     2,530           25,657
        Accounts payable                                                               (23,591)        (184,829)
        Accrued expenses                                                                27,247         (542,733)
        Deferred revenue                                                                 2,478           (7,481)
                                                                                --------------   --------------
          Net cash used in operating activities                                     (1,276,936)      (1,461,561)
                                                                                --------------   --------------

Cash flows from/(used in) investing activities
       Purchases of property and equipment                                             (21,660)            --
                                                                                --------------   --------------

Cash flows from financing activities

   Net payments on notes payable                                                          --            (70,000)
   Net payments on short-term credit facilities                                           --             (6,849)
   Common stock issued for investor relations performed                                  7,900             --
   Deposit received in cancelled offering                                               12,000             --
   Proceeds from convertible debt                                                         --            481,000
   Payments of convertible debt                                                           --            (70,000)
   Net proceeds from stock issuances                                                 1,162,396        1,537,463
                                                                                --------------   --------------
          Net cash provided by financing activities                                  1,182,296        1,871,614

Increase/(decrease) in cash and cash equivalents                                      (116,300)         410,053

Cash and cash equivalents, beginning of the year                                       414,051            3,998
                                                                                --------------   --------------
Cash and cash equivalents, end of the year                                      $      297,751   $      414,051
                                                                                ==============   ==============
Supplementary disclosure:
   Interest paid                                                                $         --     $        4,381
                                                                                ==============   ==============
   Income taxes paid                                                            $         --     $         --
                                                                                ==============   ==============
Supplemental schedule of non cash investing and financing activities:
   Non cash investing and financing activities:
     Conversion of debt and accrued interest to common stock                    $                     1,004,305
                                                                                --------------   --------------
Dividend payable on covenant default of convertible preferred stock             $      371,250   $         --
                                                                                --------------   --------------
Capitalization of financing fees                                                $         --     $      101,400
                                                                                --------------   --------------
Beneficial conversion feature of convertible debt                               $         --     $      127,242
                                                                                --------------   --------------
Beneficial conversion feature of preferred stock                                $       24,918   $         --
                                                                                --------------   --------------
Common stock issued for investor relations performed                            $        7,900   $         --
                                                                                --------------   --------------

The accompanying notes are an integral part of these consolidated financial statements.

                         SIMTROL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Simtrol, Inc., formerly known as VSI Enterprises, Inc., was incorporated in Delaware in September 1988 and, together with its wholly-owned subsidiaries (the "Company"), develops, markets, and supports software based audiovisual control systems and videoconferencing products that operate on PC platforms. The company operates at a single facility in Norcross, Georgia and its sales are primarily in the United States.

On May 7, 2004, the Company effected a 1:10 reverse split of the Company's common stock. All share amounts have been retroactively adjusted for all periods presented.

NOTE 2 - GOING CONCERN UNCERTAINTY

As of December 31, 2005, the Company had cash and cash equivalents of $297,751. The Company may not have sufficient funds for the next twelve months and has relied on periodic investments in the form of common stock and convertible preferred stock and convertible debt since the fourth quarter of 2001 to sustain its operations. The Company currently requires substantial amounts of capital to fund current operations and for the continued development and deployment of its ONGOER product line. During 2005, the Company issued $1,350,000 of convertible preferred stock (see note 6). During 2004, the Company issued $575,000 of convertible debt (see Note 5) and sold 915,104 shares of its common stock for aggregate net proceeds of $1,537,463 (see note 6). On February 15, 2006, the Company sold various patents (see note 11). However, there can be no assurance that the Company will be successful in its attempts to develop and deploy its ONGOER and OnGuard product lines, to generate positive cash flows or raise sufficient capital essential to its survival. To the extent that the Company is unable to generate or raise the necessary operating capital, it will become necessary to curtail operations. Additionally, even if the Company does raise operating capital, there can be no assurance that the net proceeds will be sufficient to enable it to develop its business to a level where it will generate profits and positive cash flows.

These matters raise substantial doubt about the Company's ability to continue as a going concern. However, the accompanying financial statements have been prepared on a going concern basis, which contemplate the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Loss Per Share
Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share", requires the presentation of basic and diluted earnings per share ("EPS"). Basic EPS is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted. The following equity securities are not reflected in diluted loss per share because their effects would be anti-dilutive:

                                         December 31, 2005     December 31, 2004
                                         -----------------     -----------------
Options                                          1,075,775               410,275
Warrants                                         4,937,880             2,792,436
Convertible Preferred Stock                      1,800,000                  --
                                         -----------------     -----------------
Total                                            7,813,655             3,202,711
                                         -----------------     -----------------

Accordingly, basic and diluted loss per share are identical.

                         SIMTROL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2005 and 2004

Stock-Based Compensation

SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of Financial Accounting Standards Board ("FASB") Statement No. 123" amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company continues to follow the pro-forma disclosures for stock-based compensation as permitted in SFAS No. 123. The following table illustrates the effect on net loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

                                                       Year Ended December 31,
                                                         2005           2004
                                                    ---------------------------

Net loss attributable to common shareholders,
as reported                                         ($ 2,362,220)  ($   898,803)

Add: stock-based employee compensation expense
determined under the intrinsic value method                 --             --
Less: stock-based employee compensation expense
determined under fair value-based methods for all
awards                                                  (208,308)      (166,285)

                                                    ---------------------------
Pro forma net loss                                  ($ 2,570,528)  ($ 1,065,088)
                                                    ===========================

Net loss per share, as reported                     ($      0.63)  ($      0.30)
Pro forma net loss per share - basic and diluted    ($      0.69)  ($      0.35)

Pro forma Information

      The fair value for the fiscal 2005 and 2004 options issued was estimated at the date of grant using a Black-Scholes option-pricing using the following weighted-average assumptions.

Assumptions                                         2005                  2004
                                           -----------------------------------

Risk-free rate                                      3.6%                 4.50%
Annual rate of dividends                               0                     0
Volatility range                                 77-109%                56-86%
Average life                                     5 years               5 years

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company's employee stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate. During 2005 and 2004, the weighted average fair value per share of the options granted was $0.56 and $1.27, respectively.

                         SIMTROL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2005 and 2004

The following summarizes the stock option transactions for the years ended December 31, 2005 and 2004:

                                                                       Weighted
                                                                        Average
                                                                       Exercise
                                                        Options          Price
                                                       =========      ==========
Options outstanding at January 1, 2004                   137,525      $    13.20
Granted                                                  280,000      $     2.02
Exercised                                                   --              --
Terminated                                                (7,250)     $     8.22
                                                       =========
Options outstanding at December 31, 2004                 410,275      $     5.66


Granted                                                  690,000      $     0.71
Exercised                                                   --              --
Terminated                                               (24,500)     $     6.85
                                                       ---------
Options outstanding at December 31, 2005               1,075,775      $     2.46
                                                       =========

At December 31, 2005, 227,600 options remain available for grant under the Company's 2002 Stock Option Plan.

The following table summarizes information about stock options outstanding at December 31, 2005:

                                              Options Outstanding                       Options Exercisable
                                ------------------------------------------------        -------------------
                                                       Weighted
                                                        Average      Weighted                          Weighted
                  Range of           Number            Remaining      Average          Number           Average
                  Exercise       Outstanding at       Contractual    Exercise      Exercisable at      Exercise
                    Price       December 31, 2005     Life (Years)     Price     December 31, 2005       Price
                 ------------   -----------------  ----------------------------- -----------------     --------
                   $0.55-$0.90       690,000            8.66           $0.71            140,000          $0.63
                   $1.10-$2.00       212,000            8.42           $1.96             74,500          $1.97
                   $2.25-$2.50        90,500            8.10           $2.31             82,333          $2.30
                   $3.40-$4.80        37,650            6.35           $4.33             30,890          $4.23
                  $9.10-$28.72        24,575            3.76          $17.29             24,575         $17.29
                $40.00-$147.48        21,050            3.99          $44.88             22,200         $44.88
                                -----------------                                -----------------
                                   1,075,775            8.28           $2.46            373,348          $5.15
                                =================                                =================

Revenue Recognition

Revenues consist of the sale of software control devices, videoconferencing systems and related maintenance contracts on these systems. The Company sold two different products during 2005 and 2004: its PC-based software products, ONGOER and OnGuard, and its older proprietary hardware and software product, Omega. Revenue from the sale of hardware and software is recognized upon the transfer of title when shipped. Revenue on maintenance contracts is recognized over the term of the related sales contract. As of December 31, 2005, there was $19,144 of deferred revenue.

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company has cash balances in banks in excess of the maximum amount insured by the FDIC as of December 31, 2005.

                         SIMTROL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2005 and 2004

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects management's best estimate of the probable losses inherent in the account receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over the shorter of their estimated useful lives or lease terms, ranging from 3-10 years on a straight-line basis. Leasehold improvements made in 2002 were amortized over 36 months, the term of the initial lease on the company's facility.

Software Development Costs

All software development costs are charged to expense as incurred until technological feasibility has been established for the product. Software development costs incurred after technological feasibility has been established are capitalized and amortized, commencing with product release, using the greater of the income forecast method or on a straight-line basis over the useful life of the product. Amortization expense charged to cost of revenues was $0 and $69,406 for 2005 and 2004. The Company did not capitalize any software development costs during either 2005 or 2004 and all assets were fully amortized by December 31, 2005.

Income Taxes

The Company accounts for income taxes using the liability method, which requires the determination of deferred tax assets and liabilities based on the differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. Deferred tax assets are adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

At December 31, 2005, the Company has net operating loss carryforwards of approximately $45,000,000 which expire through 2025. Pursuant to Section 382 of the Internal Revenue Code regarding substantial changes in ownership, utilization of these losses may be limited. Based on this and the fact that the Company has generated operating losses through December 31, 2005, the deferred tax asset of approximately $17,732,000 has been offset by a full valuation allowance of $17,732,000.

Fair Value of Financial Instruments

Management believes that the carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values as of each balance sheet date given the relatively short maturity of each of these instruments. The fair value of the Company's debt approximates fair value based on borrowing rates currently available to the Company for borrowings with comparable terms and conditions.

Gain on Debt Extinguishments

A gain of $716,299 was recorded during 2004 to reflect the payoffs of various liabilities for less than their previously recorded balances. No similar debt extinguishments took place during 2005.

                         SIMTROL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2005 and 2004

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Critical estimates include management's judgments associated with: determination of an allowance for doubtful accounts receivable, deferred income tax valuation allowance and the capitalization, depreciation and amortization of certain long-term assets (primarily software development costs). Actual results could differ from those estimates.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R, "Share Based Payment." This statement is a revision of SFAS Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. Upon issuance, SFAS No. 123R required public companies that file as small business issuers to apply SFAS No. 123R as of the beginning of the first annual reporting period that begins after December 15, 2005.

The adoption of SFAS No. 123R will have an impact on the financial statements whereby we will record a charge to earnings for the fair value of stock options over the vesting period.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets." This Statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of SFAS No. 153 should be applied prospectively.

The adoption of this pronouncement did not have a material effect on the Company's consolidated financial statements.

In June 2005, the FASB issued SFAS No. 154, "Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3." This statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle to be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 improves the financial reporting because its requirements enhance the consistency of the financial reporting between periods. During the reporting period, the Company did not have any accounting changes or error corrections.

In October 2004, the FASB ratified the consensus reached in Emerging Issues Task Force ("EITF") Issue No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share." The EITF states that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus became effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement did not have a material effect on the Company's consolidated financial statements.

                         SIMTROL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2005 and 2004

EITF Issue No. 05-4 "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock " ("EITS No. 05-4") addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus for EITF No. 05-4 has not been finalized. The adoption of this pronouncement is not expected to have an impact on our Consolidated financial position, results of operations, or cash flows.

In June 2005, the EITF reached consensus on Issue No. 05-6, "Determining the Amortization Period for Leasehold Improvements" ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 did not have a material impact on the Company's consolidated financial statements

In September 2005, the FASB ratified the EITF Issue No. 05-7, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues.", which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification, and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt).

In September 2005, the FASB ratified the EITF's Issue No. 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature.", which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in stockholder's equity for book purposes, but as a liability for income tax purposes) and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, "Accounting for Income Taxes." Neither of these Issues have an effect on our consolidated financial position or results of operations.

In April 2005, the FASB issued FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations." FIN No. 47 provides clarification of certain sections of FASB Statement No. 143, "Accounting for Asset Retirement Obligations." Specifically, FIN No. 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143 and also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 31, 2005. Management is currently evaluating the provisions of FIN No. 47 and does not expect the adoption will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In January 2003, as revised December 2003, the FASB issued FIN 46 "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at the risk for the entity to finance its activities without additional financial support from other parties. FIN 46 was to be applied to all variable interest entities by the end of the first reporting period ending after December 31, 2004, for enterprises that are small business issuers. The adoption of this pronouncement did not have a material effect on the Company's consolidated financial statements.

On March 3, 2005 the FASB issued FASB Staff Position FIN 46 (R)-5, which addresses whether a reporting enterprise should consider whether it holds an implicit variable interest in a variable interest entity ("VIE") or a potential VIE when specific conditions exist. Management has evaluated FASB Staff Position FIN 46 (R)-5 and has determined that it has no impact on the Company's consolidated financial statements.

                         SIMTROL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2005 and 2004

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2005:

         Machinery and equipment                            $      362,291
         Furniture and fixtures                                     39,150
         Leasehold improvements                                     21,318
                                                            --------------
                                                                   422,759
         Less accumulated depreciation and amortization           (401,395)
                                                                  --------
                                                            $       21,364
                                                            ==============

Depreciation and amortization expense was $36,086 and $42,376 for the years ended December 31, 2005 and 2004, respectively, and is included in selling, general and administrative expense in the accompanying consolidated statements of operations.

NOTE 5 - CONVERTIBLE DEBT

On February 4, 2004, the Company completed the sale of convertible notes with a principal balance of $575,000 ("2004 Debt"), in a private placement to a limited number of accredited investors, including one Board member who purchased $15,000. The Company raised a net total of $481,000 from the sale (offering fee of $94,000 was capitalized as financing costs) and the proceeds of the offering were used to fund current operational and overhead expenses. The interest rate of the notes is 10% and the conversion price of the notes is $2.00 per share for all principal and accrued interest. The due date of the notes was August 4, 2004 and the notes were convertible to shares of common stock at any time before that date.

In conjunction with the issuance of the 2004 Debt, the Company also issued warrants to the noteholders to purchase an aggregate of 287,500 shares of common stock with an exercise price of $2.00 per share (fair value of the warrants was $91,202). Each warrant enables the holder to purchase the same number of shares as the holder would receive upon conversion of such holder's notes. The Company also issued 169,000 warrants to Westminster Securities as a placement fee for the financing (fair value of the Westminster warrants was $101,400). Noteholders received additional warrants to purchase an aggregate of 575,000 shares of stock (fair value of $179,789). Each warrant entitles the holder to purchase two shares of common stock for each share the holder would receive upon conversion of such holder's notes, but the warrants may only be exercised in the event a holder actually elects to convert his or her notes into the Company's common stock. The exercise price of the warrants is $2.00 per share of common stock.

Associated with this debt, a beneficial conversion feature of $127,242 was recorded to reflect the discount on the 2004 Debt based on the relative fair values of the warrants and conversion feature of the 2004 Debt.

All the above debt discounts were amortized to financing costs over the term of the 2004 Debt, except for the $179,789 attributed to the 575,000 warrants that could be exercised in the event of a conversion of the 2004 Debt. In June 2004, $525,000 of the 2004 Debt was converted into 271,409 shares of common stock. As a result, the Company recorded $164,155 of warrant value as debt conversion expense. A total of $50,000 plus all applicable accrued interest was repaid during June 2004 with proceeds from the sale of common stock. During 2004, $219,144 was expensed as financing costs relating to the amortization of the beneficial conversion feature and warrant value. Additionally, the

$101,400 capitalized as a financing fee for the warrants granted to Westminster Securities was amortized over the life of the 2004 Debt. Approximately $33,800 of this amount was amortized as a financing expense prior to conversion and the remaining $67,600 was expensed at the conversion date.

                         SIMTROL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2005 and 2004

In January 2004, the 2001 Debt was extended to December 31, 2004 and the debt holders agreed to convert all principal and interest to common stock at the close of the private placement of equity securities. Additionally, the Company agreed to issue the debt holders warrants to purchase two shares of stock for each share of stock created by conversion of the 2001 Debt, contingent upon the conversion of the principal note and interest to common stock. All the principal and interest of the 2001 Debt converted to 192,283 shares of common stock on September 30, 2004. The Debt holders were granted warrants to purchase 384,566 shares of stock on the conversion date of the Debt at an exercise price of $2.00 per share. As a result, the Company recorded $81,488 of warrant value as debt conversion expense on that date.

NOTE 6 - PRIVATE PLACEMENTS

During 2004, the Company issued 915,104 shares of its common stock for net proceeds of approximately $1,537,000 (at prices ranging from $1.92-$2.00 per share). The Company also issued warrants to purchase a total of 915,104 shares of stock to these investors at exercise prices of $2.00 per share. Offering costs totaled approximately $292,000.

During 2005, the Company issued 10,000 shares of restricted common stock valued at $7,900 in exchange for investor relations services performed for the Company by an investor relations consultant. The Company also issued 32,770 shares of restricted stock valued at $26,700 to Board Members as compensation during 2005. All amounts were recorded at the fair value of the stock on the date of the issuances.

During 2005, the Company issued 450,000 units of securities, with each unit consisting of: one share of Series A Convertible Preferred Stock, a warrant to purchase two shares of common stock at an exercise price of $1.00 per common share expiring in five years, and a warrant to purchase two shares of common stock at an exercise price of $1.25 per common share expiring in five years, for total gross proceeds of $1,350,000 (net proceeds of $1,162,396 after offering costs including placement fees). The Certificate of Designation establishing the terms of the Series A Convertible Preferred Stock included the following terms:

      o the Holder may convert one share of the preferred stock into four shares of common stock at any time and without limitation; and

      o without approval of a majority of the Series A Preferred Stock Holders, the Company cannot incur debt in excess of an aggregate of $1.0 million outside of trade debt in the normal course of business. Such debt may only be secured by accounts receivables and shall not encumber any copyrights, marketing materials, software code or any other proprietary technology, software or product processes, patents or patent licenses of the Company; and

      o beginning the quarter ending December 31, 2005 and for every subsequent quarter the Series A Preferred Stock is outstanding, if the Company's net working capital (defined as current assets less current liabilities) is less than twenty five per cent (25%) of the total amount of gross proceeds raised in the Offering (defined as a "Quarterly Default"), then for each Quarterly Default, the Holders of the Series A Preferred Stock will receive additional shares of Series A Preferred Stock equal to 25% of the number of shares of Series A Preferred Stock held by the Holder at the time of the Quarterly Default. The net working capital will be tested on a quarterly basis, based on the Company's most recent Form 10-QSB or Form 10-KSB or other appropriate filing. At December 31, 2005, the Company failed to meet the net working capital test and a Quarterly Default will exist upon filing of this Form 10-KSB. As a result, the holders of the Series A Preferred Stock as of December 31, 2005 will receive an additional 112,500 shares of Series A Preferred Stock and, therefore, the Company recorded a dividend payable on the covenant default of convertible preferred stock of $371,250 as of December 31, 2005; and

      o Series A Convertible Preferred shares have full voting rights on an "as converted" basis; and

                         SIMTROL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2005 and 2004

      o the liquidation value of the Series A Preferred Stock is $3.00 per share, and if the Company at any time while the Series A Preferred Stock is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents entitling any person to acquire shares of common stock, at an effective price per share less than the then conversion price of $0.75, then the conversion price shall be reduced to equal the subsequent price. Exempt transactions for purposes of the repricing provision include the issuance of (a) shares of common stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, and (b) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

A registration statement for the common shares that would result from conversion of the Series A Preferred Stock and the warrants included in the above units was filed and was declared effective by the Securities and Exchange Commission on October 3, 2005. Upon effectiveness of that registration statement for the common shares that result from conversion of Series A Preferred Stock, if the Company fails to deliver to the holder the common shares resulting from the conversion within three trading days, the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $3,000 of stated value of Series A Preferred Stock being converted, $30 per trading day (increasing to $100 per trading day after three trading days and increasing to $120 per trading day six trading days after such damages begin to accrue).

In connection with the issuance of the securities above, $498,731 of the net proceeds received was allocated to the fair value of the warrants granted to purchase 1,800,000 shares of common stock, and a beneficial conversion feature of $624,918 was recorded to reflect the discount on the common shares that would result from the conversion of the Series A Preferred Stock, based on the relative fair values of the warrants and conversion feature of the Series A Preferred Stock. This beneficial conversion feature is recorded as a deemed dividend to the preferred stockholders in the consolidated statement of operations.

On July 15, 2005, the Company issued 345,444 warrants to Westminster Securities as a placement fee for placing 364,004 units of the above financing. The exercise price of the warrants is $0.75 per share of common stock and the warrants have a five-year term.

On July 21, 2005, the Company granted options to purchase 275,000 shares of stock to employees. On November 8, 2005, the Company granted options to purchase an additional 275,000 shares of stock to employees. The options have a four-year vesting period and were granted at exercise prices equal to the fair value of the Company's common stock on those dates.

On December 29, 2005 the Company received a $12,000 deposit from an investor in a potential private placement that was canceled. The $12,000 was returned to the investor in January 2006.

                         SIMTROL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2005 and 2004

NOTE 7 - STOCK WARRANTS

The Company has stock purchase warrants for 4,937,880 shares of common stock outstanding at December 31, 2005. A rollforward of the warrant totals for 2005 and 2004 is as follows:

                                                           2005          2004
                                                       ------------------------
Warrants outstanding at beginning of year               2,792,436       303,496
Granted                                                 2,145,444     2,656,311
Exercised                                                    --            --
Terminated                                                   --        (167,371)
                                                       ------------------------
Warrants outstanding at December 31                     4,937,880     2,792,436
                                                       ========================

The range of exercise prices of the warrants was $0.75 to $7.50 and the weighted average exercise price was approximately $1.49 at December 31, 2005. The range of exercise prices of the warrants was $2.00 to $7.50 and the weighted average exercise price was approximately $2.08 at December 31, 2004.

NOTE 8- MAJOR CUSTOMERS

Revenue from two customers of $57,571 and $24,850 comprised approximately 66% of our consolidated revenues for 2005. At December 31, 2005, related accounts receivable from these customers comprised 35% of consolidated receivables.

Revenue from one customer totaled $478,533, or approximately 85% of consolidated revenues for 2004.

Management believes that concentration of credit risk with respect to trade receivables is minimal due to the composition of the customer base. The end users for the company's products are primarily large national and multinational companies and agencies of the U.S. government. Allowances are maintained for potential credit losses, and such losses have been within management's expectations.

NOTE 9 - OPERATING LEASES

The Company leases office space and equipment under noncancellable operating leases expiring at various dates through 2007.

The following is a schedule of future minimum lease payments required under operating leases that have remaining initial or noncancellable lease terms as of December 31, 2005:

Year Ending
2006 ................................................  46,184
2007 ................................................   1,862
                                                     --------
Total ...............................................$ 48,046
                                                     ========

Rent expense for the years ended December 31, 2005 and 2004 was $46,822 and $58,370, respectively.

NOTE 10- LITIGATION

                         SIMTROL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           December 31, 2005 and 2004

On May 1, 2003, Citibank (West), FSB, filed suit in San Diego Superior Court, North County Division, against one of the Company's subsidiaries, Quality Software Associates, Inc. ("QSA"), and Mark Scovel, the individual from whom we acquired QSA in March 2001. On June 24, 2003, Mr. Scovel filed a cross-complaint against QSA and Simtrol, Inc. claiming that Simtrol had assumed the debt in connection with its acquisition of QSA. In April 2004, the Company and QSA settled its pending lawsuit with Citibank (West) and Mr. Scovel. The aggregate claims paid in the settlement were approximately $46,000 and all amounts were recorded as legal expense in 2004.

The Company is not currently involved in any legal proceedings nor was it involved in any legal proceedings during 2005.

NOTE 11 - SUBSEQUENT EVENTS

On February 15, 2006 Simtrol formed a joint venture with Integrated Digital Systems, LLC ("IDS"), a multifaceted integrator based in Livonia, Michigan to develop and sell a judicial arraignment software solution based on the success of a deployment in Oakland County, Michigan. The new joint venture, Justice Digital Solutions L.L.C., a Michigan limited liability company ("JDS"), is headquartered in Sterling Heights, Michigan, with its development staff and testing center located in Norcross, Georgia.

Under the JDS operating agreement, IDS and Simtrol each own fifty percent of JDS. Simtrol Chief Executive Officer Richard Egan and IDS Chief Executive Officer Robert Deuby will serve as JDS' two Managers. In addition, Mr. Egan will serve as JDS' initial Chief Executive Officer and Mr. Deuby will serve as JDS' initial Chief Operating Officer. Stephen Samp, Chief Financial Officer of Simtrol, will serve as JDS' initial Chief Financial Officer.

IDS will contribute to JDS all of IDS' interest in a software license agreement between IDS and the County of Oakland, Michigan Constitutional Corporation, including the exclusive worldwide rights to copy, modify, market, distribute, and sublicense the software developed pursuant to the software license agreement (the "OakVideo Software"). Simtrol will contribute to JDS a non-exclusive, worldwide, royalty-free license to integrate, copy, modify, market, distribute and sublicense Simtrol's ONGOER and OnGuard software for use with and into the OakVideo Software, and Simtrol will transfer to JDS any and all exclusive worldwide rights to copy, modify, market, distribute, and sublicense certain digital court recording software under development by Simtrol. JDS will initially launch a judicial arraignment solution based on the integration of Simtrol's products with the OakVideo Software.

On February 15, 2006, Simtrol, Inc. and Acacia Patent Acquisition Corporation ("Acacia") entered into an agreement pursuant to which Simtrol sold to Acacia U.S. Patent No(s). 5515099, 5526037, 5528289, 5568183, 5583565, and 5598209 (the
"Patents"). The patents relate primarily to remote control of video cameras and other devices used in areas such as videoconferencing and surveillance systems. The uses of the patented technology include improved remote management of video camera functions such as pan, tilt, and focus, and improved device control in a networked videoconferencing system.

Under the terms of the agreement, Simtrol will receive an initial payment of $250,000 thirty days after the date of the agreement and will receive ongoing royalty payments of twenty percent of the net proceeds received by Acacia in connection with (i) the licensing by Acacia of the patented technology to third parties and (ii) any successful patent infringement action commenced by Acacia with respect to the Patents, provided that Acacia shall be entitled to fully recoup the initial payment prior to making any royalty payments to Simtrol.

On February 23, 2006, two holders of Company's Series A Preferred Stock elected to convert 65,334 shares of Series A Preferred Stock to common stock pursuant to the conversion terms of the Company's Series A Preferred stock. The Company issued them 261,336 shares of common stock on that date in exchange for their Series A Preferred Stock.